Exhibit 99.1
Conn's, Inc., Announces The Appointment Of Two New Independent Directors
THE WOODLANDS, Texas - March 24, 2016 - Conn's, Inc. (NASDAQ:CONN), a specialty retailer of furniture, mattresses, home appliances and consumer electronics, and provider of consumer credit, today announced that James Haworth and Oded Shein have been appointed as independent directors effective March 22, 2016. Mr. Haworth and Mr. Shein are filling the vacancies created by the earlier retirement of Jon Jacoby in May 2015 and the resignation of Scott Thompson upon his appointment as Chief Executive Officer of Tempur Sealy International in September 2015.
"Jim and Oded are proven leaders with more than a half century of combined retail experience," said Theodore M. Wright, Non-Executive Chairman of the Board, Conn's. "They add even greater depth to our Board as we continue implementing Conn's strategic plan."
Mr. Haworth - the Chairman of Professional Bull Riders, Inc., since 2012, and its Chief Executive Officer from 2011-2015 - has more than three decades of retail experience including 20 years at Wal-Mart Stores, Inc., where he rose through the ranks to Chief Operating Officer from Assistant Store Manager, and serving as Executive Vice President, President of Retail Services and Transformation Officer at Sears Holding Corporation. He was also Founder and President at Business Decisions Inc., a strategic product-marketing firm, and Chairman, President and Chief Executive Officer of C.P. Lotus Corp., an investment holding company with retail interests in China. Mr. Haworth is a graduate of Central Missouri State University.
Mr. Shein combines more than 20 years of retail leadership with hands-on credit and risk management experience. He is currently Executive Vice President and Chief Financial Officer of Stage Stores, Inc., a Houston-based retailer that operates approximately 830 stores in small- and mid-sized markets under the Bealls, Goody's, Palais Royal, Peebles and Stage names. This followed executive-level finance positions at multi-billion dollar retailers Belk, Inc., and Charming Shoppes, Inc. Previously, Mr. Shein spent five years in various capacities at Spirit of America National Bank, a credit card bank owned by Charming Shoppes. He has a bachelor's degree from Baruch College and an MBA from Columbia University.
"I am pleased Oded and Jim are joining our Board of Directors and know they will contribute to Conn's continued growth and evolution," said Norm Miller, President and Chief Executive Officer, Conn's. "I look forward to working with them during this exciting time for the Company."
About Conn's, Inc.
Conn's is a specialty retailer currently operating over 100 retail locations in 12 states: Arizona, Colorado, Georgia, Louisiana, Mississippi, Nevada, New Mexico, North Carolina, Oklahoma, South Carolina, Tennessee and Texas.
Conn's primary product categories include:

•	Furniture and mattress, including furniture and related accessories for the living room, dining room and bedroom, as well as both traditional and specialty mattresses;

•	Home appliance, including refrigerators, freezers, washers, dryers, dishwashers and ranges;

•	Consumer electronics, including, LED, OLED, Ultra HD and internet ready televisions, Blu-ray players, home theater and portable audio equipment;

•	Home office, including computers, printers and accessories.
 Additionally, Conn's offers a variety of products on a seasonal basis. Unlike many of its competitors, Conn's provides flexible in-house credit options for its customers in addition to third-party financing programs and third-party rent-to-own payment plans.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include information concerning the Company's future financial performance, business strategy, plans, goals and objectives. Statements containing the words "anticipate," "believe," "could," "estimate," "expect," "intend,' "may," "plan," "project," "should," or the negative of such terms or other similar expressions are generally forward-looking in nature and not historical facts. We can give no assurance that such statements will prove to be correct, and actual results may differ materially. A wide variety of potential risks, uncertainties, and other factors could materially affect the Company's ability to achieve the results either expressed or implied by the Company's forward-looking statements including, but not limited to: general economic conditions impacting the Company's customers or potential customers; the Company's ability to execute periodic securitizations of future originated customer loans including the sale of any remaining residual equity on favorable terms; the Company's ability to continue existing customer financing programs or to offer new customer financing programs; changes in the delinquency status of the Company's credit portfolio; unfavorable developments in ongoing litigation; increased regulatory oversight; higher than anticipated net charge-offs in the credit portfolio; the success of the Company's planned opening of new stores; technological and market developments and sales trends for the Company's major product offerings; the Company's ability to protect against cyber-attacks or data security breaches and to protect the integrity and security of individually identifiable data of the Company's customers and employees; the Company's ability to fund its operations, capital expenditures, debt repayment and expansion from cash flows from operations, borrowings from the Company's revolving credit facility, and proceeds from accessing debt or equity markets; the ability to continue the repurchase program; and other risks detailed in the Company's most recent SEC reports, including but not limited to, the Company's Annual Report on Form 10-K and the Company's Quarterly Reports on Forms 10-Q and 10-Q/A and Current Reports on Form 8-K. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise. All forward-looking statements attributable to us, or to persons acting on our behalf, are expressly qualified in their entirety by these cautionary statements. The Company makes available in the investor relations section of its website at ir.conns.com updated monthly reports to the holders of its asset-backed notes. This information reflects the performance of the securitized portfolio only, in contrast to the financial statements contained herein, which reflect the performance of all of the Company's outstanding receivables, including those originated subsequent to those included in the securitized portfolio. The website and the information contained on our website are not incorporated in this or any other document filed with the SEC.
CONN-G
S.M. Berger & Company
Andrew Berger (216) 464-6400